ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               AURORA ENERGY, INC.

Pursuant to the provisions of the Utah Code Annotated (1953) Section 16-10-57, et seq., as amended, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

         1. The name of the corporation is AURORA ENERGY, INC.

         2. The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on the 23rd day of March, 1983, in the manner prescribed by the provisions of the Utah Business Corporation Act:

                                    ARTICLE I

         Name. The name of the corporation (hereinafter called the "Corporation") is AURORA TECH, INC.

         3. The number of shares of the corporation outstanding at the time of such adoption was 2,080,394 and the number of shares entitled to vote thereon was 2,080,394. All of the shares were common shares of the same class with like rights and preferences.

         4. All of the above shares were voted for the above amendments as follows:

No. of Shares          Shares Voted "For"             Shares Voted "Against"
-------------          ------------------             ----------------------

2,080,394              2,080,394                      None


         5. The manner in which an exchange of issued shares shall be effected is as follows: No exchange.

         6. The manner in which such amendments effects a change in and oil, and to acquire options to purchase such properties, and to engage in all other lawful business. ARTICLE IV

         Capitalization. The Corporation shall have the authority to issue 50,000,000 (fifty million) shares of stock each having a par value of one-tenth of one cent ($0.001). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized trading shares shall be issued at the discretion of the Directors.

                                    ARTICLE V

       Incorporators.  The name and post office address of each incorporator is:

                            Thomas P. Peterson
                            2569 East Woodland Drive
                            Ogden, Utah 84403

                            Edward R. Keller
                            2008 East 1700 South
                            Salt Lake City, Utah 84108

                            Gene Van Shaar
                            901 Compton Rd
                            Farmington, Utah 84025